Exhibit 99.1

FOR IMMEDIATE RELEASE	November 9, 2007

PROPEX INC. ANNOUNCES 2007 THIRD QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, November 9, 2007 – Propex Inc. today announced 2007 third quarter financial results.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Increase/ (Decrease)	2007	2006 (b)	% Increase/ (Decrease)
	(dollars in millions)
Income (loss) before income taxes	$(27.3)	$(11.5)	NM	$(31.7)	$15.0	NM
Interest expense	9.4	8.7	8.0%	27.0	30.0	(10.0)%
Depreciation and amortization	7.6	7.9	(3.8)%	22.8	22.4	1.8%

Income before interest, income taxes, depreciation and amortization (EBITDA) (a)	(10.3)	5.1	NM	18.1	67.4	(73.1)%
Impairment of goodwill and long- lived assets	19.4	—	NM	19.4	—	NM
Gain on sale of Roanoke plant	—	—	—	—	(44.5)	NM
Acquisition integration and restructuring	(0.1)	10.3	NM	0.8	35.8	(97.8)%

Adjusted EBITDA (c)	$9.0	$15.4	(41.6)%	$38.3	$58.7	(34.8)%

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.
(b)	– On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation (now Propex Concrete Systems Corporation) and SI Geosolutions Corporation (now Propex Geosolutions Corporation), collectively known as SI, for approximately $232.6 million including certain purchase price adjustments and direct acquisition costs. These results include SI’s results of operations from January 31, 2006.
(c)	– Adjusted EBITDA, as calculated to conform to our discussion below, is defined as income before interest expense, income taxes, depreciation and amortization, impairment loss and restructuring costs. Adjusted EBITDA is not a measure of performance under GAAP. We believe that Adjusted EBITDA is necessary to fully understand our operations, exclusive of events that we do not expect to recur. However, Adjusted EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with GAAP, and Adjusted EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of Adjusted EBITDA may differ from those of other companies.
NM	– Not meaningful

Net revenue

For the three months ended September 30, 2007, total net revenue decreased $15.2 million, or 7.8%, to $179.4 million from $194.6 million in the corresponding period of the prior year. The net revenue decrease is due primarily to a decrease in North America furnishings net revenue of $24.2 million and a decrease in North America industrial products net revenue of $4.2 million. The segment decreases were partially offset by an increase in North America geosynthetics net revenue of $5.4 million, an increase in concrete fiber net revenue of $2.4 million, an increase in Europe net revenue of $0.6 million and an increase in Brazil net revenue of $4.8 million from the corresponding period in the prior year.

For the nine months ended September 30, 2007, total net revenue decreased $73.5 million, or 12.4%, to $517.8 million from $591.3 million in the corresponding period of the prior year. This net revenue decrease is due to a decrease in North America furnishings net revenue of $90.9 million and a decrease in North America industrial products net revenue of $11.3 million. The segment decreases were partially offset by an increase in North America geosynthetics net revenue of $3.5 million, an increase in concrete fiber net revenue of $9.8 million, an increase in Europe net revenue of $3.5 million and an increase in Brazil net revenue of $11.9 million from the corresponding period in the prior year.

The following table compares revenue performance for the three and nine months ended September 30, 2007 with the same periods ended September 30, 2006:

	Three Months Ended September 30, (a)			Nine Months Ended September 30, (a)
Net revenue	2007	2006	% Change	2007	2006	% Change
	(dollars in millions)
North America (including U.K. for concrete fiber)
Furnishings	$57.7	$81.9	(29.5)%	$180.5	$271.4	(33.5)%
Geosynthetics	45.8	40.4	13.4%	114.9	111.4	3.1%
Industrial products	15.3	19.5	(21.5)%	46.1	57.4	(19.7)%
Concrete fiber	20.7	18.3	13.1%	57.8	48.0	20.4%
Europe (excluding U.K. for concrete fiber)	25.0	24.4	2.5%	78.7	75.2	4.7%
Brazil	14.9	10.1	47.5%	39.8	27.9	42.7%

Total net revenue	$179.4	$194.6	(7.8)%	$517.8	$591.3	(12.4)%

(a)	Prior to 2007, the Industrial products segment included all of our Mexico manufacturing and selling activities because the majority of its activities related to industrial products. Beginning in 2007, manufacturing and selling activity for Mexico is attributable to the furnishings and industrial segments. We have revised the industrial products and furnishings segments for 2006 to make them comparable to the current year presentation.

Cost of sales

For the three months ended September 30, 2007, cost of sales decreased $4.4 million, or 2.7%, to $155.9 million from $160.3 million in the corresponding period of the prior year. For the nine months ended September 30, 2007, cost of sales decreased $55.5 million, or 11.4%, to $432.9 million from $488.4 million in the corresponding period of the prior year. As a percentage of net revenue, cost of sales increased to 86.9% for the three months ended September 30, 2007 from 82.4% in the corresponding period of the prior year and cost of sales increased to 83.6% for the nine months ended September 30, 2007 from 82.6% in the corresponding period. The decrease in cost of sales dollars for the three and nine months ended September 30, 2007 compared to the same prior year period reflects volume decreases in carpet backing resulting from the backward integration efforts of Shaw Industries and Mohawk Industries, Inc., formerly two of our largest customers. In addition, the decrease in cost of sales dollars results from volume reductions related to the downturn in the economic climate related to the housing market, which negatively impacts our operating segments, partially offset by the inclusion of operations for the nine months of 2007 versus the eight months of 2006 related to the SI acquisition on January 31, 2006.

For the three and nine months ended September 30, 2007 compared to the same prior year period, the increase in cost of sales as a percentage of revenue relates primarily to production inefficiencies in our primary non-woven manufacturing operation related to equipment relocation as part of our manufacturing optimization efforts and to increases in our raw material costs. This increase was partially offset by margin improvements related to manufacturing efficiencies in certain of our remaining segments, by product mix and by our continuous improvement initiatives to decrease overall operating costs. Cost of sales for the first nine months of 2006 also included a $7.7 million inventory fair value adjustment in the first quarter of 2006 associated with the 2006 SI acquisition.

Selling, general and administrative

For the three months ended September 30, 2007, selling, general and administrative expenses decreased $5.1 million to $22.0 million from $27.1 million for the three months ended September 30, 2006. For the nine months ended September 30, 2007, selling, general and administrative expenses decreased $8.0 million to $70.6 million from $78.6 million for the nine months ended September 30, 2006. As a percentage of net revenue, selling, general and administrative expenses for the three months ended September 30, 2007, decreased to 12.3% from 13.9% in the same prior year period. As a percentage of net revenue, selling, general and administrative expenses increased to 13.6% in the nine months ended September 30, 2007 from 13.3% in the prior year.

For the three and nine months ended September 30, 2007 compared to the same prior year period, the decrease in selling, general and administrative expense dollars primarily reflects the lower costs due to the elimination of redundant selling, general and administrative costs as a result of the integration of SI, reduction in the workforce associated with the sale of the Roanoke facility and in the third quarter of 2007, the elimination of the Company’s accrual for the incentive bonus plan related to financial performance. Also, in response to the market declines negatively impacting revenues during 2007, where possible, the Company has taken action to further reduce selling, general and administrative expenses. Partially offsetting the decrease in selling, general and administrative expense for the nine months ended September 30, 2007 compared to the same prior year period, is the inclusion of the concrete segment, which has higher selling expense, for nine months in 2007 compared to eight months in 2006 following the SI acquisition on January 31.

Income (loss) before interest and income taxes

For the three months ended September 30, 2007, loss before interest and taxes increased $16.0 million to a loss of $18.4 million from a loss of $2.4 million for the three months ended September 30, 2006. The increase in loss before interest and income taxes for the third quarter of 2007, compared to the third quarter of the prior year, relates primarily to the impairment of goodwill and intangibles of $19.4 million recorded in the third quarter of 2007. The results for the three months ended September 30, 2007, also included income for restructuring of $0.1 million as result of reduced restructuring expense related to unused relocation accruals expensed in previous quarters for the North America plant consolidation. For the three months ended September 30, 2006, the Company recorded acquisition integration and restructuring charges of $10.3 million.

For the three months ended September 30, 2007, excluding impairment loss, acquisition integration and restructuring costs, income before interest and taxes decreased to $0.9 million from $7.9 million for the three months ended September 30, 2006. For the three months ended September 30, 2007, excluding impairment loss and restructuring costs, North America furnishings had segment income of $3.6 million, North America industrial products had segment income of $0.1 million, concrete fiber had segment income of $1.3 million and Brazil had segment income of $1.0. The segment income was offset by segment loss for North America geosynthetics of $4.9 million, and segment loss for Europe of $0.2 million.

For the nine months ended September 30, 2007, loss before interest and taxes changed $51.0 million to a loss of $6.4 million from income of $44.6 million for the nine months ended September 30, 2006. The change in loss before interest and income taxes for the nine months ended September 30, 2007, compared to the same prior year period related primarily to the impairment of goodwill and intangibles of $19.4 million recorded in the third quarter of 2007 and the gain on the sale of the Roanoke facility of $44.5 million in 2006. The results for the nine months ended September 30, 2007, included restructuring expense of $0.8 million, while the nine months ended September 30, 2006, included acquisition integration and restructuring charges of $35.8 million.

For the nine months ended September 30, 2007, excluding impairment losses, acquisition integration and restructuring costs, income before interest and taxes decreased to $13.8 million from $35.9 million for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, excluding impairment losses and restructuring charges North America furnishings had segment income of $20.1 million, Europe had segment income of $3.5 million and Brazil had segment income of $2.4 million. The segment incomes, excluding impairment losses and restructuring costs, for the nine months ended September 30, 2007, were offset by segment loss for North America industrial products of $2.4 million, segment loss for North America geosynthetics of $8.0 million and segment loss for concrete fiber of $1.8 million.

	Three Months Ended September 30, (a)			Nine Months Ended September 30, (a)
Income (loss) before interest and taxes	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
	(dollars in millions)
North America
Furnishings	$3.7	$4.6	(19.6)%	$19.7	$19.6	0.5%
Geosynthetics	(12.2)	(1.8)	NM	(15.7)	(6.4)	NM
Industrial products	(6.6)	(2.9)	NM	(9.1)	(5.4)	68.5%
Concrete fiber	(4.1)	(0.2)	NM	(7.2)	(10.3)	(30.1)%
Europe	(0.2)	(1.9)	(89.5)%	3.5	1.8	94.4%
Brazil	1.0	(0.2)	NM	2.4	0.8	NM

Segment income (loss)	(18.4)	(2.4)	NM	(6.4)	0.1	NM
Reconciling items:
Gain on sale of Roanoke	—	—	—	—	(44.5)	NM

Income (loss) before interest and taxes	$(18.4)	$(2.4)	NM	$(6.4)	$44.6	NM

(a)	Prior to 2007, the Industrial products segment included all of our Mexico manufacturing and selling activities because the majority of its activities related to industrial products. Beginning in 2007, manufacturing and selling activity for Mexico is attributable to the furnishings and industrial segments. We have revised the industrial products and furnishings segments for 2006 to make them comparable to the current year presentation.
NM	– Not meaningful

Selected Financial Data

The following table provides a comparison of income (loss) before interest and taxes, income (loss) before income taxes and net income (loss):

	Three Months Ended September 30,			Nine Months Ended September 30,
	(dollars in millions, except unit net spread amounts)
Selected financial data	2007	2006	% Increase/ (Decrease)	2007	2006	% Increase/ (Decrease)
Income (loss) before interest and income taxes	$(18.4)	$(2.4)	NM	$(6.4)	$44.6	NM
Interest expense, net	8.9	9.1	2.2%	25.3	29.6	14.5%

Income (loss) before income taxes	(27.3)	(11.5)	NM	(31.7)	15.0	NM
Income tax provision (benefit)	33.4	(5.0)	NM	32.1	5.3	NM

Net Income (loss)	$(60.7)	$(6.5)	NM	$(63.8)	$9.7	NM

Worldwide sales volumes (million square yards for fabric sales)	354	536	(34.0)%	1,358	1,742	(22.1)%
Worldwide sales volumes (million lbs for fiber sales)	10	23	(56.5)%	34	65	(47.7)%
Unit net spread, $ per square yard (a)	$0.191	$0.164	16.5%	$0.196	$0.181	8.3%
Unit net spread, $ per lb (a)	$0.745	$0.499	49.3%	$0.653	$0.598	9.2%

(a)	Unit net spread is defined as revenue less raw material cost on a per square yard basis for predominately polypropylene based fabric sales and on a per pound basis for polypropylene based fiber sales.